For period ended (a) December 31, 1998
File number (c) 811-2896





                        SUB-ITEM 77J

   Reclassification of Capital Accounts: The Fund accounts for and reports distributions to shareholders in accordance with Ameri  check
Institute of Certified Public Accountants (AICPA) Statement of Pos      0
93-2: Determination, Disclosure, and Financial Statement Presentat      0
Income, Capital Gain, and Return of Capital Distributions by Inves      0
Companies.  Net investment income, net realized gains and net asse      0
were not affected by this change.                                       0
                             Paid-In-CapitaAccumulated Net Investm      0
Portfolio               Ref. in excess of pNet Gain/Los  Income         0
Large Capitalization Gro b,c  $     2,496,8 $(2,634,615 $     137,      0
Large Capitalization Val   b    3,001,151  (2,613,471)   (387,680)
Small Capitalization Groc,d,e    (207,970)   (353,656)    561,626
Small Capitalization Val   b    1,662,180  (1,577,345)    (84,835)
International Equity       a       -         (754,781)    754,781
International Bond       a,b     (400,824)    (70,413)    471,237
Total Return Bond       a,b,d     340,514    (210,309)   (130,205)
Intermediate-Term Bond     b      384,043    (272,078)   (111,965)

(a)Reclass of net foreign currency gains/losses.
(b)Reclass of dividends in excess of net investment income.
(c)Reclass of net operating losses.
(d)Reclass of redemption distributions.
(e)Reclass of excise tax payment.